Exhibit 99.1

          Baker Reports Revenue and EPS Gains for 2004 Third Quarter

    PITTSBURGH, Nov. 3 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) today reported substantial increases in total contract revenues and earnings per share for both the third quarter and first nine months of 2004 compared to the same period in 2003.
    For the quarter, the company reported net income of $3.3 million, or $0.38 per diluted share, on total contract revenues of $141 million. This compares with net income of $1.2 million, or $0.14 per diluted share, on total contract revenues of $106 million in the third quarter of 2003. The current quarter benefited from strong revenue and operating performances in both the Engineering and Energy segments, as well as from lower insurance-related and benefit costs. Earnings in the prior year quarter were adversely impacted by the overall mix of project work and a number of administrative and operating-related costs in both segments that were not present in the current period.
    Revenues in the Engineering business increased 37 percent from the year-ago quarter, while operating income, before corporate overhead allocations, increased 80 percent over the same period. The major factor in the operating income before corporate overhead improvement was a continuation of the higher labor utilization rates that the Engineering segment has experienced throughout the year to date, the result of the sizeable backlog it had to begin the year and the addition of several Federal government contracts the company has received in 2004, including the Program Management contract with the Federal Emergency Management Agency (FEMA). Operating income before corporate overhead expressed as a percentage of Engineering segment contract revenues was 9.7 percent for third-quarter 2004, compared to 7.3 percent in third-quarter 2003.
    Revenues in the Energy business increased 25 percent from the third quarter of 2003, while operating income, before corporate overhead allocations, rose 26 percent over the same period. The improvement in operating income before corporate overhead is attributable primarily to an increase in Managed Services revenues compared to the third quarter of 2003, and higher third-quarter 2004 margins on international projects. During the current period, the Managed Services business accounted for approximately
21 percent of the segment's total contract revenue, and included a performance incentive payment related to its onshore contracts. Operating income before corporate overhead expressed as a percentage of Energy segment contract revenues was 4.4 percent for the current quarter 2004, compared to 4.3 percent in the year-ago period.
    For the first nine months of 2004, net income was $10.0 million, or $1.18 per diluted share, on total contract revenues of $396 million, compared to net income of $1.2 million, or $0.14 per diluted share, on total contract revenues of $310 million for the first nine months of 2003. Combined operating income before corporate overhead allocations in the two business segments increased 84 percent on a comparative nine-month basis due to many of the factors listed above, while operating margins, before corporate overhead allocations, were
9.6 percent for Engineering and 4.5 percent for Energy.
    At September 30, 2004, total backlog for the company's businesses was $1.5 billion compared to $0.7 billion for these same businesses at December 31, 2003.
    Commenting on the results, Donald P. Fusilli, Jr., president and chief executive officer, said: "We continue to be pleased with our performance in 2004 and are encouraged by the business and market trends heading into 2005. On the Engineering side, the Federal market remains strong, and the eight-month extension of TEA-21 has allowed our state transportation department clients to award some limited projects for next year. In Energy, we are well positioned to capitalize on the opportunities being offered by our customers as they increase capital investments due to the higher commodity prices for oil and gas." He added that while the company's financial results to date include only a limited amount of incentive payments under performance-based contracts, Baker believes that it continues to add value to the customers it serves under these contract arrangements and is optimistic it will improve in 2005.
    Michael Baker Corporation ( http://www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,400 employees in over 40 offices across the United States and internationally.
    (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in the Company's relationship and/or contracts with FEMA; changes in anticipated levels of government spending on infrastructure, including TEA-21; changes in loan relationships or sources of financing; changes in management; changes in information systems; and costs to comply with the requirements of the Sarbanes-Oxley Act of 2002. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

     FINANCIAL SUMMARY
     (Unaudited)
     Operating Results                    For the quarter ended September 30
     -----------------                    ----------------------------------
     (In thousands, except                           2004              2003
      earnings per share)                            ----              ----
     Total contract revenues                      $140,652          $106,338
     Gross profit                                  $21,986           $16,282
     Income from operations                         $5,994            $2,677
     Income before taxes                            $5,969            $2,508
     Net income                                     $3,283            $1,205
     Weighted average shares outstanding:
         Basic                                       8,414             8,320
         Diluted                                     8,541             8,391
     Net income per share:
         Basic                                       $0.39             $0.14
         Diluted                                     $0.38             $0.14
     =======================================================================
     Operating Results                For the nine months ended September 30
     -----------------                --------------------------------------
     (In thousands, except                           2004              2003
      earnings per share)                            ----              ----
     Total contract revenues                      $396,259          $310,436
     Gross profit                                  $66,917           $44,747
     Income from operations                        $17,512            $3,716
     Income before taxes                           $18,157            $2,451
     Net income                                     $9,986            $1,176
     Weighted average shares outstanding:
         Basic                                       8,379             8,326
         Diluted                                     8,496             8,382
     Net income per share:
         Basic                                       $1.19             $0.14
         Diluted                                     $1.18             $0.14
    ========================================================================
                                            For the three       For the nine
    Segment results                          months ended       months ended
    ---------------                       -----------------  -----------------
    (In millions)                         9/30/04   9/30/03  9/30/04  9/30/03
                                          -------   -------  -------  --------
    Engineering
    -----------
    Revenues                               $86.0      $62.6   $242.0   $182.9
    Income from operations before
     Corporate overhead                      8.3        4.6     23.2     10.9
    Less:  Corporate overhead               (2.9)      (2.8)    (8.5)    (8.7)
    --------------------------------------------------------------------------
    Income from operations                   5.4        1.8     14.7      2.2
    --------------------------------------------------------------------------
    Energy
    ------
    Revenues                                54.7       43.7    154.2    127.5
    Income from operations before
     Corporate overhead                      2.4        1.9      6.9      5.5
    Less:  Corporate overhead               (1.2)      (0.9)    (3.5)    (3.1)
    --------------------------------------------------------------------------
    Income from operations                   1.2        1.0      3.4      2.4
    --------------------------------------------------------------------------
    Non-Core
    --------
    Revenues                                 -          -        -        -
    Income from operations before
     Corporate overhead                      -          0.1      0.2      0.3
    Less:  Corporate overhead                -          -        -        -
    --------------------------------------------------------------------------
    Income from operations                   -          0.1      0.2      0.3
    --------------------------------------------------------------------------
    Total Reportable Segments
    -------------------------
    Revenues                               140.7      106.3    396.2    310.4
    Income from operations before
     Corporate overhead                     10.7        6.6     30.3     16.7
    Less:  Corporate overhead               (4.1)      (3.7)   (12.0)   (11.8)
    --------------------------------------------------------------------------
    Income from operations                   6.6        2.9     18.3      4.9
    --------------------------------------------------------------------------
    Other Corporate/Insurance expense       (0.6)      (0.2)    (0.8)    (1.2)
    --------------------------------------------------------------------------
    Total Company - Income from operations  $6.0       $2.7    $17.5     $3.7
    ==========================================================================
    Backlog
    -------
    (In millions)                                At 9/30/04  At 12/31/03
                                                 ----------  -----------
     Total                                         $1,522.1       $720.7
    ====================================================================
    Condensed Balance Sheet
    -----------------------
    (In thousands)                               At 9/30/04       At 12/31/03
                                                 ----------       -----------
     ASSETS
     Cash and cash equivalents                     $11,396            $9,274
     Receivables, net                               84,393            74,940
     Costs in excess of billings                    61,295            51,620
     Prepaid expenses and other                     10,655             9,899
     ------------------------------------------------------------------------
         Total current assets                      167,739           145,733
     Property, plant and equipment, net             17,063            17,402
     Goodwill and other intangible assets, net       9,019             9,233
     Other assets                                    7,961             7,205
     ------------------------------------------------------------------------
         Total assets                             $201,782          $179,573
     ========================================================================
     LIABILITIES & SHAREHOLDERS' INVESTMENT
     Accounts payable                              $40,662           $28,279
     Accrued compensation and insurance             39,264            25,618
     Other accrued expenses                         22,427            20,464
     Billings in excess of costs                    12,829            16,611
     ------------------------------------------------------------------------
         Total current liabilities                 115,182            90,972
     Long-term debt                                      -            13,481
     Other liabilities                               2,987             2,539
     ------------------------------------------------------------------------
         Total liabilities                         118,169           106,992
     ------------------------------------------------------------------------
     Common Stock                                    8,816             8,711
     Additional paid-in capital                     39,298            38,298
     Retained earnings                              39,463            29,477
     Other comprehensive loss                         (929)             (912)
     Unearned compensation expense                     (82)              (40)
     Less - Treasury shares                         (2,953)           (2,953)
     ------------------------------------------------------------------------
         Total shareholders' investment             83,613            72,581
     ------------------------------------------------------------------------
         Total liabilities &
          shareholders' investment                $201,782          $179,573
     ========================================================================
SOURCE  Michael Baker Corporation
    -0-                             11/03/2004
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.mbakercorp.com /
    (BKR)
CO:  Michael Baker Corporation
ST:  Pennsylvania
IN:  CST OIL
SU:  ERN